Exhibit 4.72

COMMERCIAL LEASE FOR A
GOODS STORAGE WAREHOUSE

- between -

Goodman Saint Mard 1 Logistics (France)

- as Lessor -

-and-

Cdiscount

- as Lessee -

- regarding -

The warehouse and its ancillary premises located at
Saint Mard (77 230) ZAC de la Fontaine du Berger

COMMERCIAL LEASE

BETWEEN:

(1)       Goodman Saint Mard 1 Logistics (France), a limited liability company under French law with capital of  13,843,125 Euro, whose registered office is situated at 62 rue de la Chaussee d’Antin, 75009 Paris, identified in the SIRENE register under number 524 179 082 and registered with the Register of Commerce and Companies of Paris,

Duly represented for the purposes of this Lease by Messrs. Julien VORS and Felix WAUTERS, duly authorised for the purposes hereof by virtue of the delegation of authority on 12 and 15 February 2016, a copy of which appears in Appendix C,

Hereafter referred to as the “Lessor”

On one side,

AND:

(2)       Cdiscount, Société Anonyme with capital of 5,631,441.34 Euro, with head office situated at 120-126 Quai de Bacalan, Bordeaux (33000), registered under number 424 059 822 with the Register of Commerce and Companies of Bordeaux,

Duly represented for the purposes of this Lease by Mr. Frédéric MARTIN, duly authorised for the purposes hereof by virtue of the delegation of signature on 29 February 2016, a copy of which appears in Appendix D,

Hereafter referred to as the “Lessee”

On the other side,

The Lessor and the Lessee are collectively referred to hereafter as the “Parties”,  with each being called a “Party”.

WHEREAS:

(a)       The Lessor owns the Leased Premises such as those defined below under iii. special conditions. These Leased Premises are currently leased to a tenant (hereafter the “Outgoing Tenant”) but the latter wished to return the said premises to the Lessor in advance who has accepted under certain conditions.

(b)       The Lessee has shown an interest in leasing the Leased Premises in the event that the Lessor and the Outgoing Tenant reach agreement on an early departure of the latter.

(c)       The Lessee acknowledges having already received prior to today the documents appended hereto. The Lessee states that he is familiar with the Leased Premises.

(d)       Given the obligations and reciprocal undertakings referred to hereafter, the Lessor is willing to lease to the Lessee the Leased Premises, more particularly described below in accordance with the terms and conditions of this lease (hereafter referred to as the “Lease”), of which this introduction, the appendices and attachments form an integral part and which is governed as follows:

THIS HAVING BEEN RECALLED, IT HAS BEEN AGREED AS FOLLOWS:

PART I: SPECIFIC CONDITIONS

This lease must be read together with the Special Conditions below, which are an integral part hereof. In the event of conflict between the Special Conditions and the General Conditions set out below in Part II, the Special Conditions shall prevail.

i. Lessor

Goodman Saint-Mard 1 Logistics (France), a limited liability company under French law with capital of 13,843,125 Euro, whose registered office is situated at 62 rue de la Chaussee d’Antin, 75009 Paris, registered with the Register of Commerce and Companies of Paris under number 524 179 082, as appears from the Kbis extract from the commercial register, a copy of which appears in Appendix A.

ii. Lessee

Cdiscount, Société Anonyme with capital of 5,631,441.34 Euro, with head office situated at 120-126 Quai de Bacalan, Bordeaux (33000), registered under number 424 059 822 with the Register of Commerce and Companies of Bordeaux, as appears from the Kbis extract from the commercial register, a copy of which appears in Appendix B.

(2), consisting of nine subdivisions; (2); (2);
iii. Leased Premises

Designates firstly, the following property (called Building A) with a total area of 50 412 m2 located on the plot and comprising:

1.  a warehouse, with a net floor area (GFA) of approximately 48 317 m2, consisting of nine subdivisions;

2. premises used for offices and communal areas with a floor area of 1 042 m2;

3.  loading areas and technical areas with a floor area of 1 053 m2;

4. T4. The Parking Spaces referred to in point vi below.

Secondly, the plot referred to in point v below;

iv. Duration	Eleven years and eight consecutive months from the Effective Date as defined in paragraph vii below.
v. Plot

Means the land with an area of 117,979 m2, located on the territory of the municipality of Saint Mard (77230) and more particularly within the perimeter of the development zone called “ZAC de la Fontaine du Berger” in the land registry of this municipality under the following references: ZAK 2 p, ZK 3 P, ZK 4p, ZK 25 P, ZK 55p, ZK 58p, ZK 60 p on which the aforementioned A building has been erected.

vi. Parking spaces	designates the 250 parking spaces for light vehicles and 40 parking spaces for trucks located on the plot.
vii. Effective Date	1 March 2016
viii. Early termination option

By express agreement between the Parties, and notwithstanding the provisions of Article L.145-4 of the Commercial Code, the Lessee expressly and irrevocably waives its right to give notice on the expiry of the first triennium of the Lease, with the Lease therefore being concluded for a fixed term of six (6) full consecutive years from the Effective Date.

In any case the notice must be given to the Lessor by extrajudicial deed or by registered letter with request for acknowledgement of receipt and, notwithstanding the provisions of Article L. 145-9 of the Commercial Code, at least twelve (12) months in advance.

ix. Base Rent	€ 2,566,538 (two million five hundred sixty-six thousand five hundred thirty-eight Euro) excluding taxes and charges per year.
x. Original Rent

Equals the lesser of the following two amounts:

-Base Rent + 2.5%

-Base rent x index ILAT Q4 2015 / ILAT Index Q4 2014

The Original Rent shall be indexed in accordance with the provisions of Article 4.2 below.

The Lessor grants to the Lessee, exceptionally, as a discount and provided that the Lessee performs its obligations under the lease on the due date, a rent abatement (and of rent only) of a total of € 6,951,040 (six million nine hundred and fifty-one thousand and forty Euro) applicable to the Base Rent excluding taxes and charges. This abatement shall be applied as follows:

-5,133, 075 Euro to be spread over the period starting from the Effective Date of 23 May 2021,

-1,817,964 Euro to be spread over the period from 24 May 2021 to the date of expiry of the Lease, Following distribution as stated in Appendix CP.x.

The Parties agree that in the event that the cost of work excluding tax (including all possible costs and fees, including studies and monitoring of the work) of modification of the lighting referred to in Article 6.4 of the Lease is less than 480,000 Euro, the overall amount of the abatement referred to above will be automatically increased by an amount equal to the difference between 480,000 Euro and the final cost of such work excluding tax.

The Parties further agree that in the event that the Lessee gives the Lessor notice for a date prior to the date of expiry of the term of the lease, the abatement figure will be automatically reduced proportionately.

xi. Guarantees

The Lessee:

- shall deliver to the Lessor on or before the Effective Date of the Lease a guarantee deposit for an amount equal to three (3) months of Original Rent excluding tax and charges

- shall deliver to the Lessor on or before the Effective Date of the Lease an autonomous first demand guarantee for an amount equal to six months’ rent including tax, issued by a first-tier French bank, in accordance with Article 8 below.

xii. Provision for charges

For the first year of the Lease, the quarterly provisions to be paid by the Lessee to the Lessor will amount to €19,156 (0.38) per m2, excluding tax.

Under the calendar quarter at the date on which the lease takes effect, the Lessee shall pay the Lessor on the same date the sum of €6,525.85 excluding tax.

xiii. Suspensive condition	Signature and taking effect no later than 29 February 2016 of an early amicable termination of the lease existing between the Lessor and Outgoing Tenant on the said date.

PART II: GENERAL CONDITIONS

ARTICLE 1 - PURPOSE - PREMISES FOR RENT

1.1       The Lessor gives to the Lessee the Leased Premises under a commercial lease, on the terms and conditions of Articles L.145-1 to L.145-60 and R.145-1 to R.145-33 of the Commercial Code, of the provisions of Decree No.53- 960 of 30 September 1953 as amended and not repealed and on the conditions set out herein.

1.2       The Parties agree that the Leased Premises form an indivisible whole, both materially and legally.

The Leased Premises shall not be a public establishment.

The Leased Premises shall in no way be used, in whole or in part:

-    for the exercise of a retail business of any kind or any form of craft in direct contact with the public, even if it is used as a showroom,

-    for the sale or exposure of an item to the public,

-    for the performance of an unpleasant, dangerous, toxic and/or harmful activity,

-    for the storage of explosive materials, flammable or combustible materials or materials likely to cause destruction, deterioration, pollution or contamination of the premises leased, other than those referred to in the ICPE Permit,

-    for residential use.

The Parties agree that any differences in surface area between those specified above in point iii. of the special conditions, as stated in detail under the area summary contained in Appendix 1.2.b and the actual area of the Leased Premises is critical to the profit or loss of the Lessee and must not give rise to any change in the amount of rent and charges.

1.3       The Lessor declares that the Outgoing Tenant holds an official permit to operate in the Leased Premises an installation classified for environmental protection purposes under the regime:

-    permit for sections 1510.1 and 1530 of the nomenclature;

-    declaration for sections 1532, 1432, 1412, 2255, 2910 and 2925 of the nomenclature.

This permit to exploit the result of a prefectural decree No. 11/EASD/IC/100 dated 12 October 2011 (hereafter referred to as the “ICPE permit”).

An application to amend the record was lodged on 27 November 2014 at DRIEE in Ile de France by the Outgoing Tenant, this application being intended to seek the addition of section 26631 of the nomenclature of the ICPE under the registration regime.

A copy of the prefectural decree and this application are contained in Appendices 1.3.a and 1.3.b.

1.4       In accordance with Articles L.125-5 and R.125- 26 of the Environmental Code, the Lessor has commissioned a report on the natural hazards, mining and technology to which the Leased Premises are exposed, of which an original signed by the Lessor and the Lessee is contained in Appendix 1.4). The Lessee declares that it is satisfied with the information it contains with no recourse against the Lessor.

The Lessor shall inform the Lessee that the Leased Premises have not been subject, to date, to any loss events giving rise to compensation under Article L.125-2 or Article L.128-2 of the Insurance Code.

1.5       Pursuant to Article L.134-1 of the Code of Construction and Housing, the Lessor has produced an Energy-Performance Diagnosis report on the Leased Premises; whereby the said Energy-Performance Certificate is appended to this Lease (Appendix 1.5).

The Leased Premises have been constructed under a building permit issued in 2011. They do not contain any material containing asbestos.

1.6       The plot being located within the perimeter of the said development zone, ZAC de la Fontaine du Berger, the Lessor had already, prior to that date, handed to the Lessee the specifications for the land transfer for the plot and appearing in Appendix 1.6. The Lessor declares that it has full knowledge of this document and agrees to abide by its provisions.

1.7       The Parties state that on 29 February 2016 they carried out a visit together of the Leased Premises, following which they drafted jointly an entry inspection report on the Leased Premises, a copy of which is appended to this Lease in Appendix 1.7.The Parties agree that this report includes, although it is not appended hereto, the Environmental Impact Report for the Plot attesting to the soil condition of the plot already sent by the Lessor prior to today’s date to the Lessee, which the Lessee acknowledges.

This entry inspection report is an integral part of this Lease.

The fees and expenses relating to this entry inspection report, if any, shall be borne by the Parties in equal measures.

The Lessee expressly acknowledges that, notwithstanding the terms of the Inspection Report, the Leased Premises are deemed to have been delivered by the Lessor in perfect condition, with vacant possession and free of any equipment.

Accordingly, the Lessee undertakes expressly to perform at his own expense and risk and in a timely fashion (a) the work of removing any equipment or facility referred to in the Inspection Report and (b) any repairs and refurbishment of anomalies listed in this Inspection Report, not including the works listed in the table contained in Appendix 1.7.bis, which is incumbent upon the Lessor.

ARTICLE 2 — USE

2.1       The Leased Premises are intended for exclusive warehouse use, these premises comprising the warehouse, office areas comprising offices, technical areas comprising technical rooms and social areas comprising social rooms, in compliance with this Article 2. Each of the parties of the Leased Premises dedicated for use as warehouse, office, social and technical premises must continue to use them for these purposes.

2.2       Without prejudice to the provisions of Article L. 145-47 of the Commercial Code, the Lessee shall in no case make any changes to the authorised use and contractual purpose of the Leased Premises without the prior written approval of the Lessor.

It is expressly agreed that the authorised contractual purpose of the Leased Premises as provided in this Article 2 is an essential element of this Lease, without which the Lessor would not give its consent.

The Lessee agrees personally to operate and occupy the leased premises:

- adequately and with appropriate prudence, taking due care, and;

- in strict compliance with all legal rules, regulations and administrative provisions, all provisions and conditions laid down in the authorisations and permits obtained for construction and operation of the Leased Premises.

2.3       The Lessee acknowledges having become acquainted with, prior to signing the lease, (i) the application for authorisation to operate pertaining to the prefectoral authorisation referred to in Article 1.3 above and (ii) the application for amendment also referred to in the said Article 1.3, a copy of which appears in Appendix 1.3a and 1.3b

The Lessee represents and warrants to the Lessor that he has today sent to the competent authority a letter whereby he declares himself as the new operator within the terms of the authorisation and the application for amendment referred to in the said Article 1.3.A copy of the said letter is attached hereto (Appendix 1.3.c).

The Lessee acknowledges that the activities mentioned in the ICPE permit is sufficient to enable him to carry out his activity in the Leased Premises, in conformity with the intended use referred to in Article 2.1.

The Lessee agrees to comply with all requirements of the ICPE permit and more generally with the regulations pertaining to the ICPE, both current and future, especially regarding the activities permitted in the Leased Premises as well as the products (in volumes and tonnages) that can be stored, safety, pollution prevention, etc.; so that his activity and the Leased Premises are at all times in accordance with the ICPE permit or any new applicable regulations.

In order to permit the Lessor or manager as defined in Article 13 below, to meet the demands of the administration including in particular the DRIEE that could be sent to them, the Policyholder shall communicate by registered letter with acknowledgement of receipt within 48 hours of any request by the Lessor or the Manager, the following information:

- the quality and description of the stored goods,

- a product sheet for the items most represented in the stocks,

- the noxiousness of the stored products,

- the volume and tonnage of the stored products,

without this resulting in any transfer of liability to the Lessor.

The Lessee shall personally and at his own expense, ensure that he meets all the requirements which may be imposed upon him under the ICPE regulations and all the compliance actions linked to his activity that may be necessary in the event of amendment, from the date of signature of the Lease, of the legislation or applicable regulations, in such a way that the Lessor is never concerned nor pursued on this count.

The Lessee agrees to obtain and maintain, at any time during the lease, on his own behalf and at his own expense, any licence and/or permit, other than the ICPE permit that would be required to carry on activity in the Leased Premises, without any intervention by the Lessor.

The Lessee shall in no case terminate or cancel this Lease based on (i) the absence, withdrawal, expiry or invalidity of licences or permits to be obtained by the Lessee for the exploitation of its activity in the premises leased or (ii) delays in obtaining such licences or permits.

Consequently, no notification of termination of activity, as provided by Article R.512-74 of the Environmental Code may be carried out without the prior written consent of the Lessor.

2.4       The Lessee shall comply at his own expense, at any time during the lease, with all provisions created by the applicable regulations on fire prevention, security, transport and storage of the products concerned in the premises leased, regulations and technical standards, conditions of work, the instructions of insurance companies and equipment manuals (e.g. rules for sprinkler systems), the conditions stipulated in all applicable permits and authorisations, etc.

In order to verify the provisions implemented by the Lessee, the Lessor may, at any time during the term of the Lease, arrange to have performed, at the expense of the Lessor, by an approved inspection body, a safety audit of the Leased Premises, their technical facilities and amenities against the risk of fire or panic, with ninety-six hours’ notice in advance.

2.5       The Lessee will operate in the Leased Premises properly so as not to disrupt or prevent the activities of the other occupants of the ZAC.

The Lessee shall respect the occupancy requirements applicable to the ZAC, including any changes that might need to be made. The Lessor undertakes to communicate to the Lessee, without delay, any regulation that may be or become applicable to the ZAC and the changes that might be made. The Lessee agrees to comply with the said regulation, with any amendments that might be made to it and any changes that might be made to the said occupancy requirements.

2.6       Environment

Notwithstanding the provisions of Article 1723 of the Civil Code, the Parties agree that the Lessor reserves the right to install, for example, a photovoltaic installation on the roof, and all the accessories required to ensure proper operation and connection to the network, provided the activities of the Lessee are not affected or his operations are not thereby rendered more expensive.

The Lessee and Lessor are favourable to the notion of applying the general principles of sustainable development to operation of the Leased Premises and the activities performed there. The parties are keen to reduce energy and water consumption and to limit the production of sustainable waste.

ARTICLE 3 - DURATION OF LEASE

3.1       Period

This lease is concluded for a period of eleven (11) years and eight (8) consecutive months, beginning on 1 March 2016 (i.e., hereafter, the “Effective Date”).

3.2       Fixed term

By express agreement between the Parties, and notwithstanding the provisions of Article L.145-4 of the Commercial Code, the Lessee expressly and irrevocably waives his right to give notice on the expiry of the first triennium of the Lease, with the Lease being the subject of the Lease therefore being concluded for a fixed term of six (6) years from the Effective Date.

In any case the notice must be given to the Lessor by extrajudicial deed or by registered letter with request for acknowledgement of receipt and, notwithstanding the provisions of Article L.145-9 of the Commercial Code, at least twelve (12) months in advance.

The Lessee undertakes:

-  In each of the first five years of the lease:

•	either to extend for another year the fixed term remaining, by exercising a power of conversion (“Power of Conversion”);

•

either to pay the Lessee a lump sum indemnity amounting each time to the equivalent of a year’s rent, expenses and taxes for the current year (the “Indemnity”), if he decides not to exercise his power of Conversion (the “Decision not to exercise the Power of Conversion”) under the conditions specified below;

-  during the sixth year of the Lease

•	either to extend the fixed term remaining for eight (8) more months, by exercising the Power of Conversion;

•

either pay the Lessor the Indemnity, with the said Indemnity amounting, in this case, to the equivalent of eight months’ rent, expenses and taxes for the current year, if it decides not to exercise his Power of Conversion on the conditions specified below;

The Indemnity is intended to compensate the Lessor for the loss suffered due to the termination of the lease prior to expiry of the period of eleven years and eight months.

Since the Indemnity does not have the nature of additional rent or rent payable in advance, it shall not be the subject of any remuneration by the Lessor for any reason whatsoever (including under Article L.140-40 of the Commercial Code) and shall be irrevocably acquired by the Lessor as soon as it has been paid by Lessee, even upon termination of the lease for any reason whatsoever.

The amount of the Indemnity is fixed. It is not capable of being changed for any reason whatsoever.

It is agreed between the Parties that the Indemnity does not constitute a penal clause within the meaning of Article 1152 of the Civil Code and is not, consequently, capable of being reduced by the judge.

The Lessor further recalls, which the Lessee acknowledges, that payment of this Indemnity shall not affect the obligation of the Lessee to meet his commitment under the lease, to pay rent for the duration of the Lease.

The Parties declare that the Indemnity is not subject to VAT.

However, in the hypothetical event that the tax authorities were to decide that this Indemnity were to become subject to VAT, the Parties agree that the amount of the Indemnity should then be understood as being exclusive of tax and should be increased by VAT at the rate in force, with the Lessee undertaking to pay this VAT to the Lessor without delay. The Lessor agrees to deliver to the Lessee, upon receipt of the payment considered, an invoice issued in accordance with Article 289 of the Tax Code.

For the purpose of the foregoing, the Lessee agrees to notify the Lessor by extrajudicial deed, no later than three months before each anniversary of the Effective Date of the lease:

-    either of the exercise of its Power of Conversion;

-    or of his Decision not to exercise its Power of Conversion, together with a cheque or a copy of the transfer order made on the account of the Lessor or its agent, for an amount equal to the Indemnity.

In order to facilitate the payment, if any, of the Indemnity, the Lessor shall notify the Lessee at the latest four months before each anniversary of the Effective Date, of the amount of the Indemnity.

The Parties expressly state that chargeability of the Indemnity is not subject to the timely communication of the Indemnity amount to the Lessee by the Lessor, so that the non-communication of this amount to the Lessee shall in no way affect its obligation to pay the Indemnity

The decision not to exercise the power of conversion shall be deemed to have been validly made and notified insofar as the aforementioned notification is accompanied by a cheque or copy of a bank transfer order, of the full amount referred to above by no later than three months before the anniversary date of the Effective Date of the lease.

Otherwise, the Lessee shall be deemed to have irrevocably exercised its power of conversion under the relevant year.

It is stated that this is an essential and determining clause of the consent of the Lessor to conclude an agreement with the Lessee, without which it would not have been contracted.

ARTICLE 4 — RENT

4.1       Original Rent

The Lease of the Leased Premises is granted and accepted upon payment by the Lessee of an annual rent (hereinafter the “Rent”) which equals, during the first year of the lease, the amount of the original annual rent referred to in point x. of the Special Conditions.

The Parties agree that the amount of the rent shall alter in accordance with the provisions of Clause 4.2 below, it being specified that this amount shall not: (i) decrease by more than 0.5% at each annual indexation, (ii) increase by more than 3% at each annual indexation and (iii) in any event, shall not fall below the original rent referred to above in point x. of the special conditions.

The Parties agree that the provisions resulting from the immediately foregoing paragraph must be regarded as independent of those arising from Article 4.2 below.

4.2       Indexation

4.2.1 The Rent shall be indexed automatically and without any formalities or requests, for the first time one year after the Effective Date, then every year on the anniversary date of the Effective Date in accordance with the variation of the ILAT.

For the first indexation, the following shall occur at the first anniversary of the Effective Date:

- The amount subject to indexation shall be that of the Original Rent,

- The base index shall be the last ILAT published on the Effective Date,

- The revision index shall be the ILAT of the same calendar quarter as the base index, but pertaining to the following year (i.e. A + 1)

For each of the following indexations, throughout the entire period of the lease and the period of tacit agreement:

-    the amount subjected to indexation shall be that resulting from the previous indexation,

-    the base index will be the revision index used in the previous indexation,

-    The revision index shall be the index of the same calendar quarter as the base index, but of the following year.

4.2.2       Therefore, any change in the Index will lead automatically to a proportional adjustment in the Rent, nevertheless subject to the provisions contained in Article 4 1.

4.2.3       If for some reason the above selected index ceased to be published, it would be replaced by the index that would be officially substituted for it. If necessary, the Parties shall agree that the new index is comparable to the old one. In the absence of any official substitute index, an index shall be chosen by agreement between the Parties.

Failing agreement on the choice of the new index to be adopted, the Parties shall rely on the decision of an expert to be appointed by the parties or, failing agreement on the choice of the expert, the expert shall be appointed by order of its honour the President of the Tribunal de Grande Instance of the place where the Leased Premises are situated, acting in summary proceedings at the request of either of the Parties. In all cases, the expert shall have all the powers of a joint representative of the Parties and its decision shall be final and without appeal. The fees and expenses for this procedure and the mandate of the expert shall be borne equally by each Party.

4.2.4       The Lessor reserves the right to request at any time an indexation of the Base Rent under the provisions above, with retrospective effect, if this indexation is not claimed against the Lessee on the anniversary of the Effective Date.

4.3 Payment of Rent

The Lessee agrees to pay the Lessor the Rent as indexed pursuant to Article 4.2, quarterly in advance on 1 January, 1 April, 1 July and 1 October of each year, in Euro, by transfer to the account indicated by the Lessor or its representative.  By way of exception, the Rent relating to the current period, as running from the Effective Date until the last day of the calendar quarter, is paid today to the Lessor by the Lessee by bank transfer. This first rent instalment has been provisionally calculated on the Base Rent and will be adjusted as soon as the ILAT index of Q4 2015 is published and the Original Rent is therefore known.

The Lessee has made a transfer of 120,410.85 Euro, broken down as follows:

		€ Ex. Tax	€ VAT	€ Incl. tax

Rent from 1 March 2016 to 31 march 2016		€218,578.76
Provision for expenses		€6,525.86
Trade discount	-	€124,762,25
Total March 2016		€100,342.37	€20,068.47	€120,410.85

The Rent is deemed portable and shall be payable on the maturity date.

The Rent shall be prorated for the period between the Effective Date and the last day of the calendar quarter.

If applicable, the Rent shall also be prorated with regard to the period preceding the end of the Lease.

The Lessor shall send the Lessee calls for funds pertaining to the Rent (and all other charges payable by the Lessee under this Lease) at least thirty days in advance.

4.4       Rent in the event of renewal of the Lease

In event of renewal of this Lease, the new rent shall be set in accordance with the ILAT index in effect on the date of renewal.

Failing agreement between the Parties on the amount of the new rent, this shall be determined as provided by Articles R.145-23 and following of the Commercial Code.

4.5       Rent abatement

The Parties recall that the rent abatement is granted in exceptional circumstances and for commercial purposes only and does not constitute consideration for any service rendered by the Lessee.

The Parties consider, therefore, that the amount of this abatement should not attract VAT and thus that the Lessee need not pay the Lessor any VAT on this abatement.

However, if, extraordinarily, despite the provisions hereof, the tax authorities were to consider that the price reduction referred to above was the payment for a service rendered by the Lessee to the Lessor (and therefore subject to VAT), and if, as a result, they were to seek to recover VAT from either of the Parties repayment of an amount equal to the VAT at the rate in force, as applied to the amount of the rent reduction granted to the Lessee, it is understood that:

a.       The Party receiving a proposal for rectification, this being the purpose of the recovery of the
VAT, shall notify the other Party accordingly. The Parties shall discuss in good faith and in accordance with their respective interests, the opportunity to pursue any appeal or remedy, by way of both pre-litigation and litigation, in order to meet the VAT recovery sought.

b.       The Party against whom recovery is sought shall invoice the provision of services subject to the VAT recovery (both the net amount and with the corresponding VAT calculated on top) to the other, in the month following receipt of a notice of recovery in relation to the said recovery.

c.       The other party shall submit, during the same month, to the Party against whom recovery is sought an invoice of an amount equivalent to the amount mentioned corresponding to the exchange value of the services supplied. This invoice shall be paid by offsetting the aforementioned invoice.

d.       The Parties agree that each Party shall retain the delay interest and penalties charged to it, as notified to it by the tax authorities.

ARTICLE 5 - ACCRUED TAXES AND ACCESSORIES

The Rent shall remain for the Lessor net of all charges pertaining to the Leased Premises and falling under any of the categories of charges specifically listed below in article 5.1.

The Lessee shall himself pay or shall reimburse the Lessor or any person designated by it for all these charges, these being understood as all the expenses incurred by the Lessor, by the Manager or other agent on behalf of the Lessor, by any AFUL or ASL or by any other body which the Lessor would be a member of by virtue of its ownership of the Leased Premises, and connected with the operation, situation or ownership of the Leased Premises.

So as to satisfy the provisions of Article L.145-40-2 of the Commercial Code, the Lessor states that to date, (i) it has not performed or had performed any work within the Leased Premises over the previous three years, except for the work listed in Appendix 5.1 and (ii) it does not, to date, plan to perform any work within the Leased Premises in the next three years, except for the work listed in Appendix 1.7.bis and the alteration works to the lighting system, as stipulated in Article 6.4 below.

The provisions of this Article 5 are stipulated without prejudice to those referred to in Article 6.

5.1 Charges

Unless they are paid by the Lessee directly, the latter shall reimburse the Lessor for all charges, whether ordinary or extraordinary, incurred in respect of the Leased Premises and under one of the following categories, without this list capable of being regarded as an obligation incumbent upon the Lessor to provide the services specified below:

-    taxes, contributions, levies, professional fees and usage fees, present and future, attaching to the Leased Premises for which the Lessor is legally liable and linked to the use of the Leased Premises or to any service that the Lessee benefits from directly or indirectly, including property tax on developed and undeveloped properties related to the Leased Premises including professional fees, the Company Property Contribution and the Contribution on Company Value Added, the sweeping tax and rubbish removal tax, public sewer tax and, if applicable, tax on offices and tax on storage premises and retail premises and parking places for the Ile de France, general taxes and taxes designed to finance Greater Paris, including the annual tax on parking areas and the additional tax referred to in Article 1599 quater D of the General Tax Code). The Lessor shall remain liable for general taxes or taxes on income;

-    insurance policies premiums taken out by the Lessor pursuant to Article 10;

-    the fees of an external manager appointed by the Lessor pursuant to Article 12, as they relate to the technical management of the Leased Premises, up to a maximum limit excluding tax of 1.75% of annual rent excluding tax in force during each annual period of the lease in question (thus, for example, the amount of the management fees incurred by the Lessor during the second year of the Lease can be recharged to the Lessee up to a maximum limit of 1.75% of the rent in force during the second year);

-    except for the major repairs specifically enumerated in Article 606 of the Civil Code, and compliance work related to the Leased Premises or relating to the age of the buildings, in which case they fall under major repairs as stated in Article 606 of the Civil Code, which remain the responsibility of the Lessor, all maintenance and repair costs, services and expenses of the Leased Premises and items of equipment, including:

-    maintenance and repairs of any kind, including expenses for external repairs, whether mandatory in nature or not, and the replacement of anything that could not be repaired;

-    audit fees, upkeep and maintenance of fire equipment and rescue facilities, in particular fire and RIA extinguishers, sprinkler systems including the associated reserves and vats ensuring system supplies;

-    costs related to the water retention pond;

-    the fees under maintenance contracts and the supplies necessary for the proper functioning of technical installations;

-    maintenance costs of green spaces;

-    maintenance costs of avenues and roads (including maintenance and repair of holes, wall buttresses, traffic and manoeuvring ruts, potholes);

-    maintenance costs of doors, fences and gates;

-    current maintenance costs, minor repairs;

-    implementation costs of an internal organisation plan; caretaking and security surveillance costs (if applicable, fees, labour costs, wages, social security contributions of staff...);

-    insofar as they relate to improvement work that exceeds the cost of replacement in (i) expenditure on major repairs as mentioned in Article 606 of the Civil Code and, where appropriate, the fees related to the completion of this work and (ii) expenses related to work intended to remedy dilapidation or to ensure that the Leased Premises are in compliance with regulatory provisions, including whenever such work involves the major repairs mentioned above.

-    costs relating to any modification of all or part of the Leased Premises, its equipment and/or its facilities, as imposed by regulatory requirements and/or a specific requirement and/or an order, provided that this change is directly related to the activity carried out by the Lessee in the Leased Premises, with such a requirement having been imposed by an administrative authority within the framework of regulatory provisions on installations classified for the purpose of environmental protection, and which would apply from the signing of this agreement, and until the expiry of the Lease and its successive renewals, regardless of the person on whom it has been imposed and regardless of the form in which this regulatory requirement or this specific requirement or order has been imposed (building permits, building permit amendment, notice, order, decree, law, request or other ...);

-    costs associated with (i) the existence, location, operation and maintenance of the planning area in which the plot and its installations would be situated, and (ii) membership of any AFUL, ASL, GIE, etc. based on ownership of the Leased Premises;

During the Lease, the Lessor shall inform the Lessee concerning any new charges, general taxes, taxes and fees.

With each quarterly Rent payment, the Lessee shall pay the Lessor a quarterly payment plus VAT at the applicable rate in connection with the Charges.

At the close of each financial year, the amount of any payments invoiced shall be regularised in accordance with the annual accounts prepared by the Lessor, agent or trustee in the case of co-ownership.

Within six months of the end of each year, the Lessor shall send the Lessee a breakdown of the regularisation of charges and taxes.

If, at year-end, the payments made prove lower than the actual expenses and taxes, the Lessee agrees to pay, on a first demand from the Lessor, any amounts that may be necessary to compensate for the total amount.

If the payments made are higher than the actual charges and tax of the year just expired, the sums paid in excess shall be deducted from the payments made during the current year.

In the event that one of the charges or a category of charges referred to above were to become unrecoverable under the regulations or were to be deemed unrecoverable, this would not invalidate the present Article 5.1 as a whole: only the charge concerned shall be excluded from the list of recoverable expenses.

5.2 Individual charges

The Lessee shall pay directly to the companies/providers concerned the charges pertaining to public and private services to supplied to the Leased Premises, including:

-    electricity,

-    water,

-    gas,

-    telephone:

-    rubbish collection.

The subscription to these utilities, distribution facilities and private services, as well as the cost of installation, rental and connection of meters, shall be borne by the Lessee.

The interruption of these public services, distribution services or private facilities shall in no case give the Lessee the right to any reduction in rent or other sums due to the Lessor and the Lessee shall not assert this fact in order to suspend or defer payment thereof.

It is further agreed that the Lessee shall pay all transferable personal contributions, all rental taxes and other taxes of any kind concerning the Lessee in particular, as well as those relating to the Leased Premises and to the Lessee’s business activities, to which the tenants are or may be subject.

ARTICLE 6 - CHARGES AND CONDITIONS OF ENJOYMENT

The Lease is made under the ordinary and statutory rules and conditions that may apply and those stated hereafter, which the Lessee undertakes to execute and ensure compliance with without being able to demand any compensation or reduction in rent, and on pain of any damages and interest and even termination of this lease, if it seems appropriate to the Lessor.

The Lessee shall defer to any order of the Lessor with regard to the obligations incumbent upon the Lessee.  In case of any deficiency on the part of the Lessee, the Lessor may make any arrangements it thinks fit at the expense of the Lessee.

6.1 General Conditions of use

6.1.1. Without prejudice to the stipulations of Articles 6.3.1 and 6.4 on the work to be carried out by the Lessor, the Lessee shall take the Leased Premises in the condition found in the entry inspection report without being able to demand, including by derogation from articles 1719-2° 1719-3°, 1720 and 1755 of the Civil Code, any repairs, works, alterations, improvements or bringing up to standard, neither when first entering the premises or during the term of the Lease, its successive renewals or during the period of automatic renewal. Similarly, it is agreed between the Parties that in derogation from Article 1721 of the Civil Code, the Lessor shall not be held to any guarantee for defects or faults of the Leased Premises unless there has been fraud or gross negligence on the part of the Lessor.

The Lessee is exempt from bearing the cost of work covered by the guarantees of the manufacturers referred to in Articles 1792 and following of the Civil Code but only insofar as they are effectively and fully covered and supported by the subscribed building insurance policies or would be effectively and fully supported by the companies under the said legal guarantees. The parties nevertheless agree that the Lessee shall also be exempt from bearing the cost of this work in the event that the failure to cover and support this work by such insurance policies does not result from a fault on his part.

On the expiry of the Lease, an exit inspection report will be prepared contradictorily and compared to the entry inspection report described above in Article 1.7.

6.1.2. The Lessee undertakes to respect scrupulously and at his own expense all regulations and all requirements for the Leased Premises and/or the business activities to be pursued there, including in the context of environmental, health, hygiene and security issues, which would be imposed by any administrative authority, or which may become applicable or may be requested from this day, regardless of the recipient of the request, and until the expiry of the lease and its subsequent renewals.

In the event that any alterations of all or part of the Leased Premises, its equipment and/or its facilities, were to be imposed by regulatory requirements and/or a specific requirement and/or an order, with such a requirement having been imposed by an administrative authority within the framework of regulatory provisions on installations classified for the purpose of environmental protection, which would apply from the signing of this agreement, and until the expiry of the Lease and its successive renewals, regardless of the form in which this regulatory requirement or this specific requirement or order has been imposed (building permits, building permit amendment, notice, order, decree, law, request or other, ...), these changes shall be made by the Lessee at his own expense provided that such changes are directly related to the activity carried on by him in the Leased Premises),

In any case, the Lessee may not invoke the importance of the work incumbent on him under this section in order to seek compensation, a reduction in rent or termination, resolution, lapse in any form whatsoever, of the lease and/or its successive renewals.

By express agreement between the Parties, the Lessee shall have no recourse against the Lessor on this issue, notwithstanding the provisions of Article 1719 -2° of the Civil Code.

This Section 6.1.2 is an essential and determining condition of this lease without which the Lessor would not have contracted.

6.1.3. The Lessee undertakes to ensure that his operation never conflicts with the sprinkler system fitted to the Leased Premises. It also undertakes to be present during and to participate in, either directly or through a representative, the visit of a certified installer. The Parties undertake to inform their insurers of the technical specifications of the sprinkler system.

6.1.4. The Lessee shall be solely responsible for the safety of occupants, visitors and users of the Leased Premises, without recourse against the Lessor and agrees to comply with any regulations on accident prevention, health and safety as well as with all the requirements, recommendations and orders issued by the Inspectorate of Labour, health and safety agencies and more generally with any administrative departments concerned.

6.1.5. The Lessee shall ensure that the Lessor need not be concerned, still less pursued with regard to his compliance with the provisions referred to in this Article 6.1.

6.1.6. The Lessor undertakes to respect the conditions of use of the Leased Premises, as specified in the application for registration, the operating permit or the operating statement for facilities classified for the purpose of protection of the environment contained in Appendix 1.3.a and 1.3.b, which it states it is perfectly familiar with, and within the terms of subsequent regulations issued by the authority, and in particular the conditions of use pertaining to fire safety of the Leased Premises and of the paving. Similarly, it shall not have the structure, floors and paving support any load superior to their carrying capacity, under penalty of being held liable for any untoward incidents or accidents.

6.1.7. The Lessee shall use the Leased Premises in accordance with Articles 1728 and 1729 of the Civil Code. It is forbidden to have in the Leased Premises any machine or device or to engage in any behaviour that would disrupt the general operation of the Leased Premises or be non-compliant with the terms of the Lease, or that could be harmful or unpleasant to the other occupants of the Leased Premises or the neighbours. No noxious odours are permitted to originate from the Leased Premises. The Lessee shall take all necessary precautions when carrying out his business activities to ensure that nothing interferes in anyway whatsoever with the maintenance, integrity, characteristics, the good appearance and the good order of the Leased Premises, or with the tranquillity of the occupants of the Leased Premises and of the neighbours. The Lessee must discharge his responsibilities in this regard.

6.1.8. The Lessee shall refrain from introducing and using on the Leased Premises any flammable or explosive materials or materials posing a hazard to the Leased Premises and their surroundings as defined by the nomenclature of classified installations, other than materials authorised by the prefectural operating permit, as amended or supplemented, or having been the subject of an operating statement or registration application.

The Lessee agrees not to engage in conduct contrary to the requirements of the prefectural operating permit, as amended or extended, or in conduct contrary to the restrictions applicable to the classified installation as stated in the operating statement.

6.1.9. The Lessee shall deal personally with any complaints that may be made by neighbours or third parties, in particular regarding noise, odours, heat or vibrations. It is expressly agreed that the Lessee shall indemnify the Lessor in full for any consequences of neighbourhood difficulties that may be caused by the Lessee. The Lessee shall take out all necessary insurance policies and shall show proof of the existence thereof to the Lessor at first request on the latter’s part.

6.1 10. Whenever using instruments or devices that may produce noise or creating electrical interference for neighbours, the Lessee shall remedy the problem rapidly, so that the Lessor need not be concerned or worried about this matter.

6.1.11. The Lessee undertakes to respect and uphold fully, including by his employees, contractors and visitors, all the rules applicable to the Leased Premises, including by virtue of their membership or that of the Lessor in a legal entity or organisation or being within an area of regulation of co-ownership or specifications, including any internal regulations or building regulations and the statutes and regulations of any AFUL, ASL, GIE or any other body of which the Lessor is or might become a member by virtue of its ownership of the Leased Premises and which it undertakes to communicate to the Lessee.

6.1.12. The Lessee may not place anything or allow anything to remain in the public areas of or on the access roads to the property complex on which the Leased Premises are dependent. In this regard, the Lessor reserves the right, fifteen days after a formal notice delivered by registered letter requesting the removal of any items (tools, materials, waste, etc.) and which remains without effect, to undertake the removal of the said items itself, this being at the exclusive expense of the Lessee.

6.1.13. The Lessee waives his right to complain regarding any nuisance or neighbourhood difficulties regardless of their nature, as may possibly be sustained by the Lessee, in particular because of the works still underway on the area on which the Leased Premises depend.

6.1.14. The Lessor provides the Lessee with no guarantee of exclusivity or non-competition and reserves the right to lease any premises for the performance of any business similar or identical to that of the Lessee. Therefore, the Lessee shall have no right to complain legally regarding the leasing by the Lessor of premises neighbouring the Leased Premises to a person carrying on the same business as him. However, the Lessor undertakes for the duration of the lease to refrain from leasing part of the premises leased by the Lessee (in the event that the latter wishes to separate off part of the said premises) to a person with a business similar or identical to the one carried on by the Lessee in the Leased Premises.

6.1.15. The Lessee may not make any claim to the Lessor, in particular for any reduction in rent or compensation for any interruption or restriction of the collective services supplied to the Leased Premises, except where there has been fault on the part of the Lessor or its Manager.

6.2 Environmental Protection — Pollution

6.2.1. The Lessee shall comply with all the arrangements prescribed by the act and its implementing legislation, regulations, reports and studies of pollution and other environmental requirements relating to the Leased Premises or to his business activities.

6.2.2. The Lessee shall take all measures necessary to preserve the Leased Premises at all times from any form of pollution or nuisance.

6.2.3. If the environment has been polluted one way or another by the Lessee and/or his service providers, with the said pollution being capable of causing harmful consequences for the Leased Premises or the assets of the Lessor generally, and/or to any third party and/or to the assets of that third party, the Lessee shall be liable and undertakes to do all the work and take all measures necessary, at his sole expense, upon the occurrence of the said pollution, to put an end to whatever is causing it, to remove all aspects and consequences thereof, and to put in place the required monitoring measures.

6.2.4. In the event of failure by the Lessee to commission the necessary checks and work referred to in Article 6.2.3. above, and to deliver to the Lessor any diagnostic reports produced by a well-known organisation, the Lessee shall reimburse the Lessor for the entire cost of any checks, evaluation and removal of any traces of pollution remaining, which the latter has advanced.

6.2.5. During the quarter preceding the release of the Leased Premises, the Lessee shall provide the Lessor with an Environmental Impact Report regarding the plot, produced by a well-known body and using the same methodology as that used for the purpose of the Environmental Impact Report submitted to the Lessee by the Lessor pursuant to the provisions of Article 1.7 of this Lease. In the event that this diagnostic report reveals the existence of pollutants attributable to the Lessee, the Lessee must specify particular measures for cleaning up the plot and performing any surveillance measures that may be necessary.The Lessee shall ensure the decontamination of the plot and shall ensure the implementation and monitoring of surveillance measures, at his own expense, and under the supervision of the Lessor, including in the case of decontamination required by the authority as part of the regulation of facilities classified for the purpose of environmental protection.

6.2.6. In the event of failure by the Lessee to supply the Lessor with the diagnostic report referred to in the previous paragraph prior to expiry of the lease, the Lessor shall arrange to have the report produced by a well-known body, at the expense of the Lessee. The surveys shall be carried out in areas that may be polluted because of the activities of the Lessee and the siting of equipment. If as a result of this check, some form of pollution attributable to the Lessee is found, the latter shall be liable for it and the Lessor shall commission the works and take the measures referred to in paragraph 6 2.5. above,at the expense of the Lessee.

6.2.7. The Lessee shall compensate the Lessor for any consequences of being pursued legally by third parties as a result of pollution attributable to it.

6.2.8. The Lessee agrees to contact the Lessor within 30 days of the production of any it has caused, regardless of the circumstances or the reasons for its production, such as those covered by Article L 512-18 of the Code of the Environment.

6.2 9. For the purposes hereof, it is agreed that any Environmental Impact Report that may be appended hereto or notified to the Lessee by the Lessor shall constitute the environmental inspection report of reference for the Parties with regard to the initial state of pollution of the plot.

6.3 Maintenance, repair and surveillance of the Leased Premises by the Lessee

6.3.1. The Lessee must maintain the Leased Premises in perfect condition and accordingly must perform during the term of the Lease, at his expense, in addition to the repairs, refurbishment and compliance with standards referred to in the inspection reports listed in Appendix 1.7, the works, replacements, repairs, including those resulting from dilapidation, but excluding those listed in Appendix 1. 7.bis and those covered by Article 606 of the Civil Code, including the works referred to in the said article 606 and resulting from dilapidation, it must also carry out the maintenance and cleaning of the Leased Premises, their installations and equipment such as the paving, ventilation, air conditioning, door and loading dock leveller, electrical installations, heating installations, pipework, metalwork and plumbing, as soon as they are needed, and shall place them in a good state of maintenance and operation. The Lessee shall replace what cannot be repaired (hereafter referred to as “Maintenance and Repair Works”). In effect, the Lessor intends to receive a net rent free of all or any charges whatsoever.

The Lessee must defer to any order of the Lessor, the reasons for which have been explained, with regard to the obligations incumbent on him under this article, even during the term of the Lease.

6.3.2. The Lessee shall ensure the security of the Leased Premises and shall meet all the costs associated with its surveillance.

6 3.3. The Lessee shall take out himself and at his own expense the annual inspection, maintenance and servicing contracts for the Leased Premises and their technical equipment and shall also comply at his own expense with the requirements of the organisations retained for this purpose. In particular, it shall take out annual contracts for the inspection, maintenance and servicing of the electrical installations, doors, roofs, the sprinkler systems, fire and RIA extinguishers.

The Lessor undertakes to provide to the Lessor at his first request within twenty (20) days of that request, the reports and inspection and maintenance reports.

The Lessee shall provide first response training to his staff at his own expense (fire extinguishers, RIA, etc.).

The Lessee agrees to keep the sprinkler system in working order at all times, to report to the Lessor any cut-offs, including those lasting a number of hours, to perform weekly tests and other customary tests and to notify the Lessor of any lack of compliance or any problem regardless of the obligations of the Lessee with regard to his insurers.

6.3.4. The Lessee shall maintain the fasteners, shutters and roller shutters in a good state of cleanliness, maintenance and operation.

6.3.5. The Lessee must also, in any season, take all the normal precautions against the freezing of all piping and other severe weather damage, and must also avoid clogging up the drains. The Lessee must carry out and have carried out snow clearing from roofs if exceptional amounts of snow are present and this is beyond the design standards of the Leased Premises. The Lessee shall remain liable for the consequences of any negligence in this regard.

6.3.6. The Lessee shall maintain the flooring and carpets in the office space in good working order and in particular remedy the appearance of any stains, burns, tears, holes or detachment and insert replacements if necessary.

6.3.7. In the event of failure by the Lessee to perform his obligations under this Article 6.3. except for those regarding the cleanliness of the Leased Premises, the Lessor may substitute itself for the Lessee after an order has remained unsuccessful for more than 30 days and have the said obligations carried out by a company of its choice at the exclusive expense of the Lessee without prejudice to receiving compensation for all damage caused by the failure to observe the provisions of this Article 6 3.

6.3.8. The Lessee shall in no case, do anything or have anyone do anything that could cause the Leased Premises to deteriorate and undertakes to inform the Lessor immediately if it becomes aware of any certificate that might be given to the property and of any damage or deterioration that may occur in the Leased Premises.

6.4 Maintenance and repairs by the Lessor

The Lessor agrees to perform under its liability, either itself or by means of third parties, all major repairs within the meaning of Article 606 of the Civil Code (“Structural Works”).

The Lessee shall grant the Lessor or its employees, architects, contractors, workmen or any other persons designated by the Lessor access to the Leased Premises, without any compensation being payable to him other than that provided below in the fifth paragraph of this Article 6.4, in order for them to be able to carry out the Structural Works.

These Structural works will be carried out at the expense of the Lessor, unless the need to carry out these works was created by the Lessee. Insofar as necessary, if these structural works must be carried out as the result of normal use by the Lessee as permitted under this Lease, the structural works shall be the responsibility of the Lessor.

The Lessee shall immediately notify the Lessor by registered post of any Structural Works that may potentially need to be carried out by the Lessor.

Notwithstanding articles 1723 and 1724 of the Civil Code, the Lessee must tolerate, without being able to claim any compensation or reduction in rent or termination of the Lease, the Structural Works and more generally any repairs, buildings, improvements, removals or other any work, whether urgent or otherwise, necessary or not, or whether they benefit the Lessee or not, which the Lessor or any other authorised person might consider worth doing or might be required to carry out in the Leased Premises, regardless of the nature, the extent and the duration of the works.

However, in cases where these repairs last more than twenty-one (21) days, the level of the rent shall be reduced in proportion to the duration and the part of the Leased Premises that the Lessee would have been deprived of.
He undertakes to provide access to the Leased Premises for this purpose.

It is stated expressly that this “toleration” clause extends to works caused by workmanship, defects and other damage, particularly those covered by the guarantees referred to in articles 179 and following of the Civil Code.

In all cases:

-    The Lessor and Lessee shall meet to draft an intervention schedule, so as to limit as much as possible the inconvenience caused to the Lessee by the carrying out of work;

-    the Lessee shall, when the work is being performed, remove everything from the premises: furniture, fittings and various facilities, pipework, installations, equipment and devices, the dismantling of which would be required

At the request of the Lessee, the Lessor shall carry out at its own expense, but up to a limit of €480,000 (four hundred and eighty thousand Euro) in total excluding tax, modification work on the lighting system of the Leased Premises, in order to set up an LED-type system in the area reserved for warehouse use. The Lessee agrees that the Lessor shall have these tasks carried out in stages, according to a schedule of work to be agreed between the Parties and also agrees to bear the inconvenience that may result from the performance of these works; all without being able to claim compensation and/or a reduction in and/or charges.The Lessee henceforth authorises the Lessor and the companies it has nominated to gain access to the Leased Premises in order to carry out these works.

It is understood that the work must be planned to take place during work days and working hours. In all cases:

- the companies working on the site and the Lessee shall meet to set a timetable based on a limited intervention with access by a maximum of two different companies simultaneously during work days and working hours.

- In the event that the Parties agree to have the work performed on Saturdays, said companies may operate throughout the site without any restrictions;

- it will be for those companies to take out any liability insurance covering any damage that might be caused by themselves or those of their servants to employees, facilities and equipment of the Lessee in the Leased Premises.

6.5 10-year guarantee

In accordance with Article 1792 of the Civil Code, the Lessor shall benefit, for a period of ten years running from the date of receipt of the construction works on the Leased Premises, from a guarantee against damage, including that resulting from defects in the subsoil, such that would compromise the strength of the Leased Premises or would affect one of its essential components or one of the components of the technical equipment, thereby rendering it unfit for its purpose.

The same applies in respect of any damage affecting the solidity of the components of the technical equipment in the Leased Premises where these inextricably form part of the structures associated with utilities, foundations, the structural framework whether enclosed or covered i.e. whenever their removal, dismantling or replacement cannot be carried out without causing deterioration to or removing materials from the Leased Premises.

Consequently the Lessee undertakes to notify the Lessor as soon as it becomes aware of any defect covered by this guarantee.

If the anomalies reported by the Lessee are covered by the above guarantee, the Lessor shall exercise the remedies it is entitled to under this guarantee, at its own expense and risk, provided the Lessee has provided notification of the anomalies covered by this guarantee within the time limit enabling it to carry out the same. The Lessee shall permit the expert appointed by the insurance company and the companies instructed to remedy the anomalies to gain access to the Leased Premises, all without any recourse against the Lessor

ARTICLE 7 - WORKS AND ALTERATIONS

The Lessee may not carry out in the Leased Premises any work that could harm their strength or harm the operation or the characteristics of the Leased Premises or its technical equipment, particularly in terms of energy performance

The Lessee shall have sole charge and responsibility for the operation and the safety of all the technical equipment it has installed itself. The Lessee will replace anything that cannot be repaired.

All work involving (i) charging the electricity circuits, (ii) demolition or drilling through walls, or (iii) the installation of machinery, regardless of the power source, if they touch the shell or involve demolition or drilling through beams, floors or paving require the prior written consent of the Lessor. For this, the Lessee will provide the Lessor with all the necessary documents relating to the work or installations such as projected plans and technical notes. The works must be performed at the expense and risk of the Lessee who undertakes to take out the requisite insurance policies. The said works shall be carried out under the supervision of an architect and/or a firm of consulting engineers approved by both Parties, and their fees shall be borne by the Lessee. They must also, where appropriate, have received all the necessary official permits.

On the day of the signing of this Lease, the Lessor declares that it has authorised the installation of the racks currently on the Leased Premises. The Lessor authorises the Lessee to install additional racks, provided that all development work (e.g. the placement of lighting, or adaptation of the sprinklers) is paid for by the Lessee.

All works, embellishments, improvements, installations and constructions whatsoever including fixed partitions and, if appropriate, those that may be imposed by law or regulations, carried out by the Lessee under the Lease, shall upon termination of the lease become the property of the Lessor without compensation and without prejudice to the right which is reserved to the said Lessor to require the return of the premises to their former state, in whole or in part, the filling of any holes in walls, beams, floors and slabs at the expense of the Lessee, even if the corresponding work has been authorised by the Lessor. However, the Lessee shall be exempted from such restoration work in the case of work in respect of which the Lessor expressly waived the right to have the premises restored to their former state at the time of authorising them to be carried out.

However, it is expressly stated, insofar as necessary, that all non-permanently-fixed technical equipment, materials and facilities installed by the Lessee, such as especially light partitions, racks, telephone systems, and which therefore, cannot be considered to be immovable property in terms of their intended purpose, shall remain the property of the Lessee and shall be removed by him on his departure. The Lessee shall return, at his own expense, the Leased Premises to their former state, regardless of the damage that may be caused by removing such technical equipment, materials and facilities.

The Lessee shall indemnify the Lessor in the event that the premises are restored to the former state and compensation is imposed by public authorities or other third parties against the latter following the work carried out by the Lessee under the provisions of this Article 7.

The Lessee shall provide the Lessor with a guarantee against any liability that it may incur towards any person, owing to the works carried out by the Lessee or any damage resulting directly therefrom. The Lessee agrees to keep the Lessor regularly informed tin this regard and to keep it free of any consequences.

The Lessee shall also:

-    use only qualified companies in compliance with current legislation in force, particularly in the area of employment law,

-    deal personally with all grievances and claims that may be advanced by the other occupants of the ZAC where the Leased Premises are situated or by third parties,

-    accordingly undertake to relieve and guarantee the Lessor as being free to which it may be subjected in this regard and of all financial damages resulting from this work,

-       take out all necessary insurance policies, especially to cover its civil liability.

If the Lessee performs work without the permission of the Lessor (or if the work done by the Lessee exceeds the parameters initially conceded), the Lessor shall have the right to request the Lessee to cease these works and to return the Leased Premises to their former condition or to keep these alterations, which were carried out without permission, without the Lessee being able to request any compensation.

On completion of his work, the Lessee shall provide the certificates of payment of final premiums of various insurance policies that must be taken out in order for this work to be carried out, the “as built” drawings of the completed works, the final report without any reservations from the supervisory office, the DIUO

ARTICLE 8 - GUARANTEE

8.1 Deposit of Guarantee

To ensure the proper performance by the Lessee of all his obligations under this Lease, the Lessee shall pay the Lessor as of today’s date the sum of €641,634.43 (six hundred and forty-one thousand, six hundred and thirty-four Euro and forty-three cents) equivalent to three months’ rent excluding taxes and charges

The Lessor must be in possession of such a guarantee deposit at any time during the occupation of the Leased Premises and as a guarantee of payment of rent, repairs and works to be paid for by the Lessee, including all fees, taxes, contributions, duties and other accessories, if any, pertaining to the sums referred to in Article 16, and generally so as to ensure the proper performance of all the obligations of the Lessee as regards the Lessor.

Also, the guarantee deposit must be amended, automatically and without formalities, each time the amount of the annual rent is changed, so that this guarantee deposit still equals three months’ rent excluding taxes and charges. Furthermore, if for some reason, the guarantee deposit is used, the Lessee should immediately reconstitute the said deposit. Otherwise, the lease may be terminated if the Lessor thinks fit after sending an unsuccessful formal notice at least thirty days in advance.

This guarantee may be invoked at any time during the Lease, its renewals and their periods of tacit agreement until full and final settlement of all rents and amounts due hereunder and until performance by the Lessee of all its obligations.

Notwithstanding Article 2341 of the Civil Code, the Lessor will not be required to individualise this deposit.

If title to the Leased Premises is to be transferred, the amount of the deposit shall be transferred automatically to the new owner, as will the duty to return the security deposit. The Lessee agrees in this regard that the previous Lessor shall be released, from the time of its substitution by the new owner, from the duty to return the deposit. This substitution shall be automatically and without formality opposable to the Lessee by virtue of the transfer of title to the Leased Premises to the new owner.

Once the end of this Lease and its renewals arrive, the deposit shall be returned to the Lessee after the Lessor has determined that the Lessor has fully and properly complied with all its obligations.

Upon termination of the lease for failure by the Lessee to perform his obligations or for any other reason whatsoever attributable to the Lessee, the deposit shall be forfeited to the Lessor, as initial damages and interest, without prejudice to any further damages and interest.

The deposit must be regarded as necessarily related to any claim arising from this lease, which could exonerate the Lessor in relation to the Lessee. Therefore, the Lessor is entitled to offset, if it thinks fit, at any time and including in the event that the Lessee is subject to a safeguard procedure, receivership or liquidation, the deposit with any claim that it could raise against the Lessee, all without such offsetting altering the nature of the claim of the Lessor nor any privileges that may be attached thereto.

8.2 Supplementary guarantee

As an additional guarantee for the duration of the Lease and its possible renewal, the obligations of the Lessee, direct, under the Lease, the Lessee passes to the Lessor an autonomous first demand guarantee from a first tier French bank relating to a maximum amount equal to six (6) months’ rent and expenses including all taxes, i.e. to date, a total of 1,586,384,23 Euro (one million five hundred and ninety-six thousand three hundred and eighty-six Euro and twenty-three Euro cent). A copy of this guarantee is contained in Appendix 8.2.

ARTICLE 9 - ASSIGNMENT AND SUBLETTING

9.1 By the Lessee

9.1.1 ASSIGNMENT

The Lessee may not assign his rights to the lease except to the purchaser of its goodwill and subject to obtaining the prior approval in writing of the Lessor.

This agreement must not be delayed or withheld by the Lessor unless the Lessor can reasonably consider that the intended assignee does not have sufficient solvency to be able to fulfil its commitments as the Lessee under this Lease.

The Lessee, having assigned the lease and waived the benefit of discussion and division, shall remain jointly and severally liable with the assignee and any subsequent assignees for the payment of rents, charges and accessories and proper implementation of the terms and conditions of this Lease. This joint commitment shall apply for a period of eleven years and eight months from the assignment of the lease notwithstanding the provisions of Article L.145 of the Commercial Code 16-2.

It is also expressly agreed that the failure to notify the assignor of a payment default by the tenant within one month from the date on which the relevant sum should have been paid cannot relieve the assignor of its joint and several obligation, notwithstanding the provisions of Article L.145-16-1 of the Commercial Code.

The deed of assignment must restate the terms of this joint and several undertaking. The Lessor may, however, limit the duration of this guarantee or exempt the Lessee from providing this guarantee upon approval by the assignee.

Any assignment to be valid, must be established by notarial deed or by private deed in the presence of the duly-invited Lessor. A copy or an original of the deed of assignment shall be issued to the Lessor at the expense of the Lessee to serve as an enforceable document. In all cases, no assignment may be made if any amount remains payable by the Lessee to the Lessor on the day appointed for the assignment.

9.1.2 Sub-leasing

The Lessee is prohibited from granting enjoyment of all or part of the Leased Premises to any person whomsoever and in any form whatsoever (including by means of a lease agreement), even temporarily, or free of charge or under a tenancy-at-will.

Total or partial sub-leasing is specifically prohibited without the Lessor’s prior express written consent.

In the event that the Lessor gives permission for sub-leasing, the following provisions shall apply:

-    Fifteen days prior to any sub-leasing, the Lessee shall inform the Lessor by registered letter with acknowledgement of his intended sub-lease by communicating the identity of the sub-lessee, the areas subleased, the business activity that will be carried on in the premises; a copy of the intended sub-lease must be communicated to the Lessor;

-    The Lessee shall be solely responsible for compliance by the sub-lessee with all the clauses of this Lease and any amendments hereto;

-    No sub-lease may be contracted for a period longer than the term of this Lease remaining to run from the date of the said sub-leasing;

-    moreover, since the Leased Premises form an indivisible whole in the will of the Parties, in the event of termination of this Lease, any sub-lease shall also be terminated automatically by operation of law, with the sub-lessee not being entitled in any case to an extension in any form whatsoever of its sub-lease ; since, as stated above, the Leased Premises form an indivisible whole, the sub-lessee may not claim any right to renewal or to commercial title;

-    In the event of subletting, the Lessee must regularly pay all of the rent, expenses and accessories, as provided under this Lease, with the Lessee remaining solely responsible for payment of all sums due under this lease and liable more generally for the proper performance of his obligations under the Lease;

-    The occupant or tenant shall be imperatively required to comply with all the terms and conditions of the Lease. For this purpose, the Lessee must append to any sub-lease this lease, its appendices and the contractual documents relating thereto;

-    the sub-lessee’s insurance policies must provide for a waiver of recourse by the sub-lessee and its insurer against the Lessor, its staff, its agents and insurers as well as a waiver of reciprocal recourse between the tenant and sub-lessee and their respective insurers;

-    a copy of any sub-lease must be submitted within one month of signature by the Lessee to the Lessor for information purposes only;

-    The entirety of this clause shall be reproduced in any sub-lease.

If a sublease or assignment is authorised or upon termination of this Lease, insofar as the Administration is likely to invoke Article 725 paragraph 3 of the General Tax Code (or any amending or replacing text) regarding the transfer of the right of enjoyment of the premises being the subject of the assignment or termination mentioned above, the Lessee shall be personally liable for any claims of the Administration in this respect and shall meet the entire liability for the dispute or for the payment of any fees or taxes that may be required so that the Lessor need never be concerned nor pursued.

Notwithstanding the foregoing, the Lessor expressly authorises the Lessee to sublease all or part of these Leased Premises to any company controlled by Casino, Guichard-Perrachon (RCS 554 501 171), it being stated for the purposes of applying this stipulation, the parties retain as the definition of “controlled company” that contained in article L 233-3.1 of the Code of Commerce

9.2 For the Lessor

On assignment of the Leased Premises, the Lessor agrees to notify the Lessee thereof, so as to enable him to pay the rents and charges to the new Lessor.

All the present and future guarantees pertaining to the performance of the Lease shall be transferred automatically to the acquirer of the Leased Premises.

The Lessee shall not enjoy any preferential right or right of pre-emption. In this regard, he expressly waives the right to invoke any legal provision in the event of transfer of title to the Leased Premises by the Lessor, especially in the case of sale or contribution to third parties, including by way of merger, demerger, active contribution of assets or some other method. In particular, it expressly waives Article L.145-46-1 of the Commercial Code

ARTICLE 10-INSURANCE

The Lessor shall take out a multi-risk insurance policy in respect of the Leased Premises, so that the Leased Premises are insured up to their new reconstruction value.

This policy covers the property and all the amenities and installations in the nature of immovable property present in the Leased Premises at the Effective Date and in particular against the following risks:

-    fire, explosion, lightning,

-    falling aircraft and aerial objects, vehicle impact,

-    electrical damage, storm, hurricane, cyclone, tornado, hail, snow, smoke, strike, riot, civil commotion, acts of terrorism and sabotage, bombings and vandalism,

-    water damage, accidental leaks from sprinklers,

-    broken glass,

-    loss of rental income for a period of twenty-four months.

The Lessee shall refund all costs (e.g. commissions, bonuses, etc.) related to the insurance policy (or insurance policies) taken out by the Lessor in accordance with Article 11 as soon as possible once it has received a copy of the corresponding invoice.

At his own expense, the Lessee shall insure all goods and chattels situated in the Leased Premises, including technical equipment and all the modifications and improvements made to the Leased Premises against the same risks and also against loss of use or loss of enjoyment. The Lessee must also take out a civil liability insurance policy covering the financial consequences of the liability it may incur, in respect of personal injury, material and immaterial loss caused to the Lessor, third parties and neighbours because of the operation of his activities in the Leased Premises.

A certificate of insurance policies taken out by the Policyholder and issued by the insurance company itself must be presented to the Lessor on request by the latter.

The Lessee waives and shall arrange for its insurers, its sub-lessees and insurers of its sub-lessees to renounce all recourse against the Lessor, its agents and their insurers in the event of any loss event covered by the guarantees provided for in this Article 10. As a means of reciprocity, the Lessor shall waive and arrange for its insurers to waive any recourse against the Lessee, its agents, sub-lessees and their insurers for the same loss events.

The Lessee undertakes to:

-    not to contravene in any way any of the clauses of his insurance policy or policies capable of leading to the termination of the said insurance policy or policies;

-    pay regularly, at maturity, the premiums relating to its insurance policy or policies;

-    prove on first demand by the Lessor performance of the obligations referred to in the preceding clauses, by producing a certificate of insurance issued by the insurance company itself and receipts for the related premiums;

-    notify the Lessor of anything that may require the creation of a rider to the Lessor’s insurance policies;

-    notify the Lessor of the occurrence of any loss event affecting the Leased Premises and affecting the property of the Lessor as soon as it becomes aware thereof, and of any repairs which it is supervising and which may become necessary during the lease; this on pain of remaining personally liable for any damage, the amount of which could not, owing to the absence of or delay of this notification, have usefully been claimed from the insurance company of the Lessor insuring the Leased Premises

The Lessee agrees to pay any additional insurance premium that would be imposed by any insurance company either of the Lessor or of any other occupants of the premises leased in right of the Lessee, by virtue of the activities of the Lessee or the nature of the products stored in the Leased Premises.

Failure by the Lessee to subscribe, renew policies, or pay premiums relating thereto as laid down above, the Lessor reserves the right to proceed and claim from the Lessee reimbursement of the premiums so advanced, which will be invoiced to it under Charges.

ARTICLE 11 - WAIVER OF LIABILITY

The Lessee irrevocably waives any recourse or claim against the Lessor or its insurers for any disturbance and/or loss of use originating from third parties and shall personally seek redress against the wrongdoer, with the Lessor subrogating it in its rights for this purpose.

The Lessee shall further waive any claim against the Lessor, except in the case of intentional or gross fault of the latter:

-    in the case of theft or any criminal act or attempt or any assault of which the Lessee, his employees, customers or visitors or all occupants could be victims while on the Leased Premises, whereby the Lessor does not assume any duty to conduct surveillance;

-    in the case of any interruption or malfunction of the various services and shared facilities (water, gas, electricity, heating) or in the case of an interruption, even extended, in the operation of elevating devices

-    in the case of damage caused to the Leased Premises and/or any movable items or equipment therein, as a result of leaks, seepage, moisture or other circumstances;

-    in case of acts giving rise to liability, originating from any third parties;

-    in the case of accidents occurring on the Leased Premises during the course of the lease, regardless of the cause; the Lessee shall therefore take for his personal account and his entire responsibility any civil liability arising in respect of either his staff or the Lessor or third parties, without the Lessor capable of being disturbed or pursued on this account;

-    In the case of material or immaterial loss, the Lessee shall make it his personal affair to obtain redress  against the perpetrator of any material and immaterial loss and in particular any disorder or loss of use, with the Lessor subrogating it in its rights for this purpose.

In the case of administrative or legal proceedings brought against the Lessor because of the activities or the presence of the Lessee in the Leased Premises, the Lessee agrees to intervene in all legal actions brought against the Lessor. The Lessee undertakes to indemnify the latter in the case of conviction, provided the liability of the Lessee is engaged.

ARTICLE 12 — TECHNICAL MANAGER

The Lessor reserves the right to appoint an external manager for the Leased Premises (hereafter the “Manager”) to be the interlocutor of the Lessee

The Manager is responsible for the technical management of the Leased Premises.

In particular, the Manager shall deal with:

-    monitoring obligations under the Lease;

-    maintenance and repair works which are the responsibility of the Lessor

-    monitoring technical facilities installed by the Lessor

-    managing general and/or municipal charges for the services provided by or subscribed to by the Lessor for the Leased Premises

The Manager may act in relation to the Lessee (and third parties) on behalf of the Lessor or the name of the latter, exercising the appropriate powers conferred on it.

ARTICLE 13 - VACATION OF THE LEASED PREMISES ON EXPIRY OF THE LEASE

13.1 Return arrangements

Within five months before the date set for the return of the Leased Premises, the Lessee shall invite the Lessor to visit the Leased Premises to consider any overhauls, repairs, and replacement work to be done.

The Lessor shall produce, if it thinks fit, a list of matching works and shall send it to the Lessee no later than one month after the date of the visit.

If the Parties cannot reach agreement on the list of works, they undertake to defer to the opinion of the expert in accordance with the provisions of Article 13.2 below.

The Lessee shall inform the Lessor of the exact date on which it intends to move out at least three months in advance by notifying it of his new address. Before moving out, the Lessee shall, prior to the removal, even partial, of any items of equipment and furniture:

-    have given to the Lessor an environmental impact report prepared by a person previously approved by the Lessor, which will not withhold its approval without a legitimate reason;

-    have paid all of the terms of the rent, charges and accessories, without any compensation with the deposit guarantee capable of being invoked;

-    have proven by submission of receipts payment of the contributions incumbent upon him, both for years past and for the current year.

The Lessee shall return the Leased Premises:

-    after completion of all works, refurbishment, repairs, and replacements required and, if applicable, any work on the list of the works mentioned in the second paragraph of this Article 14;

-    after completion of the decontamination works shown after comparison with the environmental impact report produced by the Lessor with the one referred to above;

-    after having fully complied with the maintenance, repair, operating and safety requirements imposed on him at the end of this Lease;

-    with vacant possession.

The premises leased shall not be considered as being with vacant possession if they have not been emptied of:

-    furniture and office equipment, such as desks, tables, chairs, armchairs, cupboards, office supplies, telephones, specific air conditioner, computer hardware, lamps, books, faxes, boxes for archives; however, the removal of cables is not necessary;

-    fixtures and fittings which do not pass to the Lessor pursuant to Article 7 of this Lease;

-    storage fittings, such as racks;

-    household type and technical equipment, such as a refrigerator, drinks machine, an uninterruptible power supply unit, a specific air conditioner, a photocopier;

-    Removable partition systems, such as movable partitions, privacy screens

The refurbishment of the premises, the state of maintenance, repair and operation and security as well as the occupancy status shall be noted down in an exit inspection report produced contradictorily and following which the Lessee shall deliver the keys to the Lessor.

This exit inspection report shall include, where appropriate,

-    the list of refurbishment works remaining;

-    the list of repairs to be carried out;

-    the list of items to be removed or dismantled, so that the premises can be considered as being with vacant possession

If the Lessee is not present on the date and time scheduled for creation of the exit inspection report, the latter can be produced, if the Lessor thinks fit, by the bailiff in attendance, who can arrange for the assistance of a locksmith, so as to be able to enter the premises. The corresponding costs must be borne exclusively by the Lessee.

If restoration, repairs or other works prove necessary, then the Lessor may proceed with the refurbishment and implementation of the works or repairs at the exclusive expense of the Lessee.

In the event that the Leased Premises cannot be delivered with vacant possession, the Lessor shall be entitled to proceed with removing the goods of the Lessee, who shall not be able to claim any rights over what has been removed and/or hold the Lessor liable in this regard.

The deposit referred to in Article 8 shall be returned, and any other substituting collateral accepted by the Lessor shall terminate, once the Lessee has met all his obligations hereunder:

-    at the time the keys are handed back, if the environmental impact report given to the Lessor by the Lessee does not show any pollution and if the exit inspection report does not mention any refurbishment, repairs or maintenance for which the Lessee would be responsible, nor anything remaining in the Leased Premises;

-    if not, on the latest of the following dates.

-    after completion of the decontamination works shown after comparison with the environmental impact report given to the Lessor by the Lessee;

-    after release of the premises, refurbishment, and performance of the works the necessity for which is based on the exit inspection report mentioned above.

If the Lessee has not, at the last of the dates referred to above, met all the obligations hereunder, as appropriate, the Lessor may claim the deposit and/or the guarantee referred to in Article 8 or any substituting collateral accepted by the Lessor in the amounts due to it, it being observed that the amounts for which payment is called, will be deducted with first priority from the amount for the works and repairs including those for the refurbishment due from the Lessee, without prejudice to any additional request for damages and interest.

In the event that the Lessee has not met the obligations under Article 13, the Lessee shall be liable towards the Lessor, notwithstanding other obligations of the Lessee, (i) a minimum occupancy compensation equivalent to twice the daily rent for each day of delayed release and return, and (ii) any damages that the Lessor would have to pay to the new Lessee due to the inability of the Lessor to make available to the new Lessee all or part of the premises leased by the latter.

13.2 Disagreement of the parties on refurbishment works

In the event that the Parties failed to agree on the refurbishment works to be carried out by the Lessee at his expense and in particular as contained on the list of works referred to above in Article 13.1, they shall appoint by mutual agreement an expert at the Paris Court of Appeal, who shall determine the refurbishment works to be completed by the Lessee at his own expense.

If the Parties fail to agree on the choice of expert or if the expert approached proves to be unavailable, the person skilled in the art shall be appointed by the Tribunal de Grande Instance of the place where the Leased Premises are situated, seized at the request of either party.

The expert shall rule as the joint representative of the Parties and his or her decision shall be binding on the parties without appeal.

The costs and expert’s fees shall be borne by each party equally, it being nevertheless stated that if the expert were to find that a Party is totally in the right, then the other Party shall bear all the fees and expenses of the expert.

The Parties agree also to refer the matter for the opinion of the expert in accordance with the arrangements specified above in this Article 13.2 in the event that they fail to agree on the quality of the refurbishment works carried out by the Lessee.

ARTICLE 14 - ACCESS AND INSPECTION RIGHTS

The Lessor reserves, to itself, to its manager or to any authorised third party the right (i) to enter the Leased Premises during working hours, to monitor and protect its rights under this Lease, (ii) to gain access to the Leased Premises and to occupy them to the extent necessary, in order to achieve as appropriate the maintenance, repair and structural works for which it may be responsible and (iii) to organise inspections of the Leased Premises with potential Lessees during the last six months of the Lease.

As part of the exercise of its rights, the Lessor shall respect the working hours of the Lessee and shall refrain from disrupting his activities. The Lessor or its Manager shall inform the Lessee of any visit at least 48 hours in advance. In the event of an emergency or force majeure, the Lessor may exercise the above rights outside the working hours of the Lessee without notice: in this case, the Lessee shall be immediately notified thereof insofar as possible.

ARTICLE 15 — SIGNS

The Lessee is authorised, at his own costs and risks, to install and maintain any sign outside the Leased Premises, provided the sign authorised:

(i)       is of a colour, size, style, content and at a location agreed by prior mutual written agreement between the Parties;

(ii)       is installed in accordance with plans and technical specifications agreed by prior mutual written agreement between the Parties;

(iii)       is constructed and maintained in a good state of repair and using proper workmanship;

(iv)       is installed and maintained according to the law, the applicable standards and the requirements of the authorities.

The Lessee shall obtain and respect at all times all permits and approvals from the competent authorities for the installation and operation of all signs and shall comply with the requirements of the said permits and approvals.

Without exception, any sign installed by or for the Lessee shall comply with the corporate identity guidelines applicable to the ZAC, if any, including any alterations that may be made to them.

The Lessee shall be required to dismantle his signs at his own expense by no later than the date on which the Lease expires.

The Lessee shall repair any damage caused to the Leased Premises by any sign or by any act or omission of the Lessee (or his employees) in connection with the installation, maintenance, testing and removal of the said sign.

The Lessor is permitted to install his signage, advertising panels with his name and logo at any location outside the Leased Premises.

ARTICLE 16 - DEFAULT

16.1 Penalty Clause

In the event of breach of laws and regulations and the terms of the Lease, including non-payment at maturity of the rent or other amounts due hereunder, a sum equal to 50,000 Euro shall be due to the Lessor as of right, one month after a corresponding order or a formal notice has remained unsuccessful, the payment of an equivalent sum constituting compensation obtained definitively and as of right by virtue of the mere fact of the breach.This payment is guaranteed by the deposit paid by the Lessee or by any substituting collateral accepted by the Lessor.

The Lessor reserves the right, notwithstanding the application of this clause, to pursue the Lessee for the obligations of the Lease incumbent upon him by any means and legal means.

16.2 Termination clause

It is expressly stipulated that failure to pay a single period or part of a period of Rent, expenses or accessories when due, to pay the compensation for occupation, or for non-performance of just one of the conditions of the lease, and one month after an order to pay or notice to effect performance has failed to yield a successful result, the lease shall be terminated automatically if the Lessor thinks fit, even in the case of payment or performance subsequent to expiry of the deadlines above.

Competence is as necessary assigned to the Judge hearing the application for declaration of breach of the lease, the invoking of this clause and an eviction order against the Lessee.

16.3 Default interest

Regardless of the claims by the Lessor (including granting the Lessee an additional period in which to pay) in the case of Lessee’s late payment of any amount due under this Lease, default interest shall accrue automatically in favour of the Lessor, without any formal default notice, at an interest rate 10% per annum (“Default Interest”). Default Interest shall only be applied in favour of the Lessor and shall be calculated from the date stipulated for payment (inclusive) until the date of full payment of the said payment (also inclusive).

16.4 Penalties

The Lessee shall reimburse the Lessor for all proven costs incurred due to the management of late payments and any other failure by the Lessee to perform the terms and conditions of the Lease, including administrative fees, expenses and court costs and recovery costs.

The Parties agree that the above agreed penalties shall not deprive the Lessor of its right to claim compensation for all damages to the Leased Premises and for the loss actually suffered.

ARTICLE 17 - EXPROPRIATION

If the Leased Premises are the subject of a total private or public expropriation, this Lease shall terminate automatically and also by operation of any law in force on the date on which the expropriating authority takes possession of the Leased Premises.

If the Leased Premises are the subject of a partial private or public expropriation:

-    this Lease shall terminate, as regards the fraction of the Leased Premises being subjected to expropriation, automatically and by operation of any law in force on the date on which the expropriating authority takes possession of the said fraction of the Leased Premises;

-    and the amount of the rent shall be adjusted proportionately, without prejudice to the Lessee of his right to request termination of the lease in the event that this partial expropriation makes impossible his operation within the part of the Leased Premises not covered by the expropriation procedure.

In any event, in the case of expropriation, the Lessee may not seek compensation from the Lessor, with all his rights being reserved against the person requesting the expropriation. The Lessor shall be released from any obligation towards the Lessee with regard to the part of the Leased Premises expropriated.

ARTICLE 18 - FEES - REGISTRATION - VAT

All rents and charges shall be subject to VAT.

ARTICLE 19-MISCELLANEOUS

19.1       No waiver

The fact that a party does not require the strict and punctual performance of any provision hereof shall not constitute a waiver thereof.

19.2       Severability and entire agreement

If the provisions of this lease have been deemed in any manner whatsoever, as invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of these provisions shall not be affected in any case in another jurisdiction and the validity, legality and enforceability of the remaining provisions shall not in any way be affected otherwise.

This Lease supersedes all representations, covenants or agreements between the Parties, whether oral or written, concerning the subject matter hereof, and contains the entire agreement of the Parties with respect to the terms and conditions of their relationship to the subject matter hereof.

19.3       Charges

Each party shall pay the fees of its legal advice in relation to the preparation and signing of this Lease.

19.4       Amendments

No statement nor any amendment, promise or future undertaking in relation to the subject of this Lease shall be binding on a Party hereto if not made in writing and signed by the authorised representatives of both Parties.

19.5       Representation - Election of domicile

The notice required under this Lease shall be in writing and shall be deemed served if it is sent by registered post or e-mail to the Parties at the following addresses:

(a)        For the Lessor:

Address: 62 rue de la Chaussee d’Antin - Paris 9

E-mail: [*]

For the attention of: CEO

(b)        For the Lessee

Address: 120-126 Quai de Bacalan - 33000 Bordeaux

E-mail: [*]

For the attention of: Operations Director

or to such other address or e-mail that a party may have communicated on the relevant date for the purposes of this Lease.

Notices shall be deemed received and served:

(a)       In the case of registered post, five calendar days after the posting date.

(b)       In the case of an e-mail, on completion of dispatch of the message and on the automatic acknowledgement of receipt from the addressee in an authentic form.

19.6       Successors and beneficial owners

This Lease shall bind the Parties hereto and their respective successors and assignees, and shall be for their benefit.

19.7       Press release

The Parties agree to draft together a press release concerning this Lease. The date, content and form of this release shall be determined by the Parties by mutual agreement in the shortest possible time.

ARTICLE 20 — CONFIDENTIALITY

The Parties undertake to keep confidential and as such, the information provided by either of the Parties and the information to which they have had access during the performance of the Agreement, regardless of the form and/or the media of such disclosure or awareness, provided that this information is reasonably strategic in nature (hereafter the “Confidential information”).

Confidential Information shall include the specific know-how and business processes of each Party and their associated companies and, where applicable, their clients.

The Parties undertake to treat all Confidential Information exchanged with the same care as their own Confidential Information, agree not to disclose it, in any form, for any reason and to any person whomsoever (except to their affiliated companies, employees, advisors, investors and financiers) and shall take all measures necessary with regard to their staff and/or collaborators of any kind whatsoever, whether permanent or casual.

The Parties undertake for a period not exceeding sixty (60) days after the termination of the Agreement to destroy any documents containing Confidential Information that would have been given to them by the other Party in connection with the conclusion and/or performance of the Agreement and undertake not to retain any copies, extracts or reproductions in any form whatsoever, including electronic form, of the Confidential Information, except for copies that they are required to retain for legal or regulatory purposes, in order to protect their rights, or because of automatic electronic backup processes.

It is expressly agreed that this article shall remain in effect even after the expiry or termination, for whatever cause, of this Agreement.

The confidentiality obligations set out below do not apply to information that:

-    is known to the Parties and that they are able to prove they were aware of themselves or via a third party other than one of the Parties prior to disclosure by the other Party,

-    are in the public domain or will enter the public domain during the performance of the Agreement other than by acts or omissions of one of the Parties and/or personnel and/or collaborators whatsoever of any kind, whether permanent or occasional in nature,

-    must be communicated by a Party pursuant to a legal or regulatory measure

ARTICLE 21 - COURT JURISDICTION

All disputes and claims arising directly or indirectly, or directly or indirectly connected with the interpretation or performance of this Lease shall be subject to the jurisdiction of the courts of Paris.

ARTICLE 22 - APPLICABLE LAW

This Lease shall be governed by French law.

ARTICLE 23 — APPENDICES

This lease has the following appendices, which form an integral part of this Lease:

Appendix	A	Kbis extract of Lessor
Appendix	B	Kbis extract of Lessee
Appendix	C	Delegation of Authority of Lessor
Appendix	D	Delegation of signature of Lessee
Appendix	CP.x	Distribution of rent abatement
Appendix	1.2.a	Plans of Leased Premises
Appendix	1.2.b	Chart of Areas of Leased Premises dated 14/05/2012
Appendix	1.3.a	Application Package for EPIC Authorisation and prefectural decree

Appendix	1.3.b	Amendment application file
Appendix	1.3.c	Letter notifying change of operator
Appendix	1.4	Risk Report
Appendix	1.5	Energy-Performance Diagnostic Report
Appendix	1.6	Specifications for land transfer in relation to the ZAC
Appendix	1.7	State of fixtures (to be appended upon receipt)
Appendix	1.7.bis	List of works to be carried out by Lessor
Appendix	5.1	Works carried out during the previous three years
Appendix	6.1	Estimated budget for provisions on charges invoiced to Lessee by Lessor
Appendix	8.2	Copy of autonomous bank guarantee on first request

Done at Paris 29 February 2016 in two originals, with each Party acknowledging receipt of a copy.

For the Lessor	For the Lessee
Julien VORS	Frédéric MARTIN
Félix WAUTERS